Zumiez Inc. Reports March 2016 Sales Results

Net Sales Decreased 2.6% to $68.8 Million; March 2016 Comparable Sales Decreased 7.8%

LYNNWOOD, WA -- (Marketwired - April 06, 2016) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced, that total net sales for the five-week period ended April 2, 2016 decreased 2.6% to $68.8 million, compared to $70.7 million for the five-week period ended April 4, 2015. The Company's comparable sales decreased 7.8% for the five-week period compared to a comparable sales increase of 5.5% in the year ago period. The Company believes the earlier Easter holiday compared to last year was a detriment to March 2016 comparable sales and will be a benefit to April 2016 comparable sales.

To hear the Zumiez prerecorded March sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of April 2, 2016 we operated 662 stores, including 594 in the United States, 43 in Canada, and 25 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200